As filed with the Securities and Exchange Commission on January 30, 2006

                                                             File No. 333-129163

                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Pre-Effective Amendment No.  ______
                       Post-Effective Amendment No. __1___

                        (Check appropriate box or boxes)

                          PIONEER SMALL CAP VALUE FUND
               (Exact Name of Registrant as Specified in Charter)

                                 (617) 742-7825
                        (Area Code and Telephone Number)

                  60 State Street, Boston, Massachusetts 02109
                    (Address of Principal Executive Offices:
                     Number, Street, City, State, Zip Code)

                            Dorothy E. Bourassa, Esq.
                       Pioneer Investment Management, Inc.
                                 60 State Street
                           Boston, Massachusetts 02109
                     (Name and Address of Agent for Service)

Copies to:  David C. Phelan, Esq.
            Wilmer Cutler Pickering Hale and Dorr LLP
            60 State Street
            Boston, Massachusetts 02109

There have been no changes to the Registrant's definitive proxy statement/ prospectus or the statement of additional information filed (under or pursuant) to Rule 497 (File No. 333-129163) filed with the Securities and Exchange Commission (the "SEC") on December 6, 2005 (Accession No.0001025187-05-000015).

                                     PART C

                                OTHER INFORMATION
                          PIONEER SMALL CAP VALUE FUND

ITEM 15.  INDEMNIFICATION

No change from the information set forth in Item 25 of the most recently filed Registration Statement of Pioneer Small Cap Value Fund (the "Registrant") on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-18639 and 811-07985) as filed with the Securities and Exchange Commission on March 28, 2005 (Accession No. 0001016964-05-000114), which information is incorporated herein by reference.

ITEM 16.  EXHIBITS

(1)(a)         Agreement and Declaration of Trust                           (1)
(1)(b)         Amendment to Agreement and Declaration of Trust              (4)
(1)(c)         Establishment and Designation of Class R Shares              (5)
(1)(b)         Amendment to Agreement and Declaration of Trust to establish
               Investor Class Shares                                       (10)
(2)            Amended and Restated By-Laws                                 (2)
(3)            Not applicable
(4)            Form of Agreement and Plan of Reorganization                (11)
(5)            Reference is made to Exhibits (1) and (2) hereof
(6)(a)         Management Contract                                          (4)
(6)(b)         Addendum to Management Contract                              (5)
(6)(b)         Expense Limitation Agreement for Investor Class Shares      (10)
(7)(a)         Underwriting Agreement with Pioneer Funds Distributor, Inc.  (4)
(7)(b)         Dealer Sales Agreement                                       (6)
(8)            Not applicable
(9)            Custodian Agreement with Brown Brothers Harriman & Co.      (10)
(10)(a)        Multiple Class Plan Pursuant to Rule 18f-3                  (10)
(10)(b)        Class A Shares Distribution Plan                             (2)
(10)(c)        Class B Shares Distribution Plan                             (4)
(10)(d)        Class C Shares Distribution Plan                             (3)
(10)(e)        Class R Shares Distribution Plan                             (5)
(10)(f)        Class R Shares Service Plan                                  (5)
(11)           Opinion of Counsel (legality of securities being offered)   (12)
(12)           Opinion as to Tax Matters and Consent                        (*)
(13)(a)        Investment Company Service Agreement                        (10)
(13)(b)        Administration Agreement                                    (10)
(14)           Consents of Independent Registered Public Accounting Firm   (12)
(15)           Not applicable
(16)           Powers of Attorney                                           (9)
(17)(a)        Code of Ethics                                              (10)
(17)(b)        Form of Proxy Card                                          (12)

(1) Previously filed. Incorporated herein by reference from the exhibits filed with the Fund's Registration Statement on Form N-1A (File No. 333-18639) as filed with the Securities and Exchange Commission (the "SEC") on December 23, 1996 (Accession No. 0001025187-96-000002).

(2) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A as filed with the SEC on March 30, 2001 (Accession No. 0001016964-01-000061).

(3) Previously filed. Incorporated herein by reference from the exhibit filed with Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A as filed with the SEC on July 6, 2001 (Accession No. 0001016964-01-500072).

(4) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 10 to the Registration Statement on form N-1A as filed with the SEC on April 1, 2002 (Accession No. 0001016964-02-000065).

(5) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A as filed with the SEC on February 4, 2003 (Accession No. 0001016964-03-000022).

(6) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A as filed with the SEC on April 1, 2004 (Accession No. 0001016964-04-000088).

(7) Previously filed. Incorporated herein by reference from the exhibits filed with the Initial Registration Statement on Form N-14 (File No. 333-118451) as filed with the SEC on August 23, 2004 (Accession No. 0001145443-04-001283).

(8) Previously filed. Incorporated herein by reference from the exhibits filed with Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (File No. 333-118451) as filed with the SEC on October 26, 2004 (Accession No. 0001145443-04-001619).

(9) Previously filed. Incorporated herein by reference from the exhibits filed with Pre-Effective Amendment No. 18 to the Registration Statement on Form N-1A (File No. 333-18639) as filed with the SEC on January 28, 2005 (Accession No. 0001016964-05-000028).

(10) Previously filed. Incorporated herein by reference from the exhibits filed with Pre-Effective Amendment No. 19 to the Registration Statement on Form N-1A (File No. 333-18639) as filed with the SEC on March 28, 2005 (Accession No. 0001016964-05-000114).

(11) Previously filed. Incorporated herein by reference from Exhibit A to the Proxy Statement and Prospectus included as Part A of the Fund's Initial Registration Statement on Form N-14 (File No. 333-129163) as filed with the SEC on October 20, 2005 (Accession No. 0001025187-05-000009).

(12) Previously filed. Incorporated herein by reference from the exhibits filed with the Fund's Initial Registration Statement on Form N-14 (File No. 333-129163) as filed with the SEC on October 20, 2005 (Accession No. 0001025187-05-000009).

(*) Filed herewith.


ITEM 17. UNDERTAKINGS.

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this Registration Statement by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c) of the 1933 Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant agrees that it shall file a final executed version of the legal and consent opinion as to tax matters as an exhibit to the subsequent post-effective amendment to its registration statement on Form N-14 filed with the SEC upon the consummation of the reorganization contemplated by this Registration Statement on Form N-14.

(4) Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form N-14 has been signed on behalf of the Registrant, in the City of Boston and the Commonwealth of Massachusetts, on the 30th day of January, 2006.

                                       Pioneer Small Cap Value Fund

                                       By: /s/ Osbert M. Hood
                                       ----------------------------------------
                                               Osbert M. Hood
                                               Executive Vice President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                             Title                     Date

         *
---------------------------
John F. Cogan, Jr.                    Chairman of the Board,
                                      Trustee, and Prsident

         *
---------------------------
Vincent Nave                          Chief Financial Officer,
                                      Principal Accounting
                                      Officer, and Treasurer
         *
---------------------------
Mary K. Bush                          Trustee

         *
---------------------------
David R. Bock                         Trustee

         *
---------------------------
Margaret B.W. Graham                  Trustee


/s/ Osbert M. Hood                                             January 30, 2006
---------------------------
Osbert M. Hood                        Trustee

         *
---------------------------
Marguerite A. Piret                   Trustee

         *
---------------------------
Steven K. West                        Trustee

         *
---------------------------
John Winthrop                         Trustee

*  By:   /s/ Osbert M. Hood                                    January 30, 2006
         --------------------------------------
         Osbert M. Hood, Attorney-in-Fact

                                  EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit No.       Description


(12)              Opinion as to Tax Matters and Consent